Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI APPOINTS KELLY WILLIAMS

PRESIDENT AND CHIEF OPERATING OFFICER

Phoenix, AZ – October 22, 2018 – Mobile Mini, Inc. (NASDAQ GS: MINI) (the “Company” or “Mobile Mini”), the world’s leading supplier of portable storage solutions and a leading provider of tank and pump solutions in the United States, today announced the appointment of Kelly Williams as President & Chief Operating Officer. Mr. Williams was previously serving as Executive Vice President & Chief Operating Officer at Mobile Mini. Mr. Williams, age 48, will now oversee global operations in both North America and the UK as well as the Company’s Supply Chain, Operational Excellence and Marketing responsibilities on a global basis. He will continue reporting to Erik Olsson, CEO of Mobile Mini.

“I am very pleased to see the strong growth in North America under Kelly’s leadership and these additional responsibilities will help us expand Mobile Mini’s operational successes into all parts of our business as we continue to deliver best in class performance. With Kelly having full responsibilities for our daily operations, I can remain focused on key areas of strategic growth for Mobile Mini. I look forward to continuing to work with Kelly as we strive to expand our market leadership and maximize shareholder value in the years to come,” said Erik Olsson, CEO of Mobile Mini.

“I am honored and excited to have the support from Erik, the Board and my teammates at Mobile Mini as we look to build on our recent success. Over the past several years, we have developed a strong leadership team focused on growth, strengthening key customer relationships, and delivering superior returns for our shareholders. I look forward to continuing to work with Erik and the senior leadership team as we execute on the Company’s strategic vision,” said Kelly Williams.

The appointment of Mr. Williams as President and COO is part of a Mobile Mini’s broader executive leadership development and succession planning process in order to position the Company for long-term success by effectively leveraging its most impactful talent in critical positions.

Prior to joining Mobile Mini in 2013, Mr. Williams spent over 8 years in various leadership positions within the equipment rental industry, including 7 years at RSC Equipment Rental where he served in a multitude of field and corporate leadership positions. Before that he spent 10 years working for Avis/Budget in various leadership roles. Mr. Williams is a graduate of Anderson University.

(More)

About Mobile Mini, Inc.

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total rental fleet of approximately 194,300 storage solutions containers and office units and a leading provider of tank and pump solutions in the U.S., with a rental fleet of approximately 12,600 units. Mobile Mini’s network is comprised of 157 locations in the U.S., U.K., and Canada. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Van Welch, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Fred Buonocore, CFA (212) 836-9607
Mobile Mini, Inc.		Kevin Towle (212) 836-9620
(602) 308-3879
www.mobilemini.com